Exhibit 99.1

Allegheny Technologies Announces New Board Committee Appointments

    PITTSBURGH--(BUSINESS WIRE)--July 8, 2004--Allegheny Technologies Incorporated (NYSE:ATI) announced that James E. Rohr, 55, was named Chairman of ATI's Audit Committee and Diane C. Creel, 55, was named Chairman of ATI's Finance Committee. Jim Rohr is Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. Diane Creel is Chairman, Chief Executive Officer and President of Ecovation Inc., a waste stream technology company. Both Mr. Rohr and Ms. Creel have been Directors of ATI since 1996.
    Mr. Rohr and Ms. Creel replace Frank V. Cahouet, 72, who has resigned from the Company's Board. Mr. Cahouet was Chairman, President and Chief Executive Officer of Mellon Financial Corporation prior to his retirement in 1998.
    "Frank Cahouet has provided many valuable contributions during his many years of service on the ATI Board," said Pat Hassey, ATI's Chairman, President and Chief Executive Officer. "We thank him for all that he has done and wish him well."
    Allegheny Technologies Incorporated (NYSE:ATI) is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $1.9 billion in 2003. The Company has approximately 8,800 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004